Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2009 Results

HIGHLIGHTS

•	Adjusted earnings per share increased 61% from last year
•	Net sales increased 3.8% (excluding currency exchange)
•	Gross margins increased 275 basis points
•	Adjusted EPS guidance increased to $2.02 - $2.07

Westchester, IL, August 6, 2009 -- TreeHouse Foods, Inc. (NYSE: THS) today reported a significant increase in second quarter earnings compared to last year driven by higher sales in its North American Retail Grocery business and overall improved gross margins.  Earnings for the quarter were $0.58 per fully-diluted share compared to $0.26 per fully diluted share in the second quarter of last year.  On an adjusted basis, as described below, fully-diluted earnings per share improved 61.3% to $0.50 compared to $0.31 last year.  Improved gross margins across nearly all product categories contributed to the improvement.

The reported results for the second quarter included two unusual items that affected year over year comparisons.  The first relates to a gain of $0.03 in the quarter on the mark to market adjustment on an interest rate swap that was not in place in the second quarter of 2008.  The second item relates to the adjustment of the intercompany loan with E.D. Smith to reflect current exchange rates.  This non-cash adjustment increased reported earnings by $0.05 per share in 2009 but had an insignificant effect on the second quarter results of 2008.  Excluding these two items results in adjusted earnings per share on a fully diluted basis of $0.50 in 2009 compared to $0.31 in 2008.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.58	$0.26	$0.97	$0.33
Plant closing costs	-	0.02	0.01	0.26
Integration costs	-	0.01	-	0.01
Mark to market adjustment on interest rate swap	(0.03)	-	(0.03)	-
(Gain) loss on intercompany note translation	(0.05)	-	(0.04)	0.03
Non-cash adjustment to value of license and other	-	0.02	-	0.02

Adjusted diluted EPS	$0.50	$0.31	$0.91	$0.65

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We delivered outstanding results in the second quarter and I am proud of our operating teams.  We built upon momentum from the first quarter and continued to generate strong growth and expand margins.  Our key categories showed unit sales growth and our initiatives to improve operating margins paid off nicely.”

Adjusted operating earnings before interest, taxes, depreciation, amortization and other non-cash or unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 24.7% to $43.8 million in the quarter compared to $35.1 million in the same period last year.  The increase is the result of sales growth and improved gross margins in the quarter.

Net sales for the second quarter totaled $372.6 million compared to $367.4 million last year.  Excluding currency effects, sales increased by 3.8%.  Retail grocery sales increased 5.8% despite year over year currency pressures as the Company’s private label offerings continue to realize share gains across most product categories.  The Food Away From Home segment sales were down only 2.1% compared to last year as new products and increased distribution points offset the negative trends in the food away from home marketplace.  Total gross margins for the quarter improved by 275 basis points to 21.4% compared to 18.7% last year and 125 basis points better than the gross margin achieved in the first quarter of 2009. The improvement was due to carry over pricing and productivity gains, along with last year’s margins being adversely impacted by very high input costs.  The margin improvement was evident in most product categories, led by pickles, non-dairy creamer, salad dressings and soup.

Selling, distribution, general and administrative expenses were $48.4 million for the quarter, an increase of 8.3% from $44.7 million in the second quarter of 2008.  The increase was due principally to higher incentive compensation expense reflecting the better than planned performance in 2009.

Other operating expense for the quarter was $0.2 million compared to $0.9 million last year.  The costs in 2009 primarily reflect the ongoing maintenance costs associated with the Company’s closed Portland, Oregon pickle plant.  Last year’s larger expense was due to timing of the then closed facility.

Interest expense in the quarter was $4.8 million compared to $7.6 million last year as lower debt levels due to strong operating cash flows over the past year and lower interest rates contributed to the decline. Other, net income of $1.2 million for the quarter primarily represents the mark-to-market adjustment on an interest rate swap.  The Company’s second quarter effective income tax rate of 34.6% was higher than last year’s tax rate of 30.2% due to significantly higher US taxable income and a reduced benefit from intercompany interest expense due to lower Canadian exchange rates.

Net income for the quarter totaled $18.4 million compared to $8.3 million last year.  Fully-diluted earnings per share for the quarter were $0.58 per share compared to $0.26 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the second quarter of 2009 were $0.50, compared to last year’s second quarter adjusted earnings per share of $0.31.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products and baby food.

2.
Food Away From Home – This segment sells primarily pickle products, Mexican sauces, aseptic and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  These customers either repackage it into single serve packages for the food service industry or use it as an ingredient in other food service applications.  Export sales are primarily to industrial customers.

The direct operating income for our segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to our business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the second quarter increased by 5.8% (9.1% excluding currency) to $235.9 million from $222.9 million during the same quarter last year primarily due to carry over pricing from 2008.  Unit sales in the retail channel were down slightly in total; however, excluding infant feeding and the planned reduction in pickles, unit sales were up 6.2% compared to last year.  Sales of salad dressing, salsa and sauces combined for a 10.7% year over year unit sales increase, and soup unit sales were up 6.6% from last year.  Direct operating income improved to 15.2% from 11.2% last year due to pricing, mix changes and continued improvements in pickle margins resulting from last year’s rationalization strategy.

Food Away From Home segment sales declined only 2.1% from last year to $75.0 million despite overall food away from market sales falling by nearly double digits.  Increased sales of new products and an expanding customer base helped to offset industry trends.  Direct operating income was down slightly from 11.2% to 10.8%.  Although the key categories of pickles, aseptic and refrigerated products showed year over year margin improvements, new business caused direct operating income to decrease slightly.

Industrial and Export segment sales decreased 9.0% as much of this business is industrial sales to customers that primarily repackage non-dairy creamers for the food away from home market.  Sales in the quarter totaled $61.7 million compared to $67.8 million last year.  Unit sales were down 24.7% with most of the reduction coming from co-packed sales of branded products for other food companies.  Despite the lower sales, direct operating income increased to $9.9 million from $6.8 million last year as carry-in pricing and productivity improvements more than offset the sales declines.

OUTLOOK FOR 2009

Commenting on the outlook for 2009, Sam K. Reed said, “We believe our prospects for the future are excellent, and we are well positioned not only to ride out the current recession, but more importantly, to capitalize upon the growing consumer demand for value without compromise and our customers’ increasing desires to market their own house brands.”  With regard to the 2009 outlook, Mr. Reed continued, “Given the strong start to the year, we now believe that the second half results will be better than we originally planned.  Our top line growth prospects coupled with our expectation that commodity costs will remain relatively stable, should result in consistent margins in the back half of the year.    As a result, we are raising our full year 2009 guidance from $1.82 to $1.87 in adjusted earnings per share to $2.02 to $2.07.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income for the three and six month periods ended June 30, 2009 and 2008 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding non-recurring items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 5:00 p.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2008 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$372,605	$367,369	$728,001	$727,992
Cost of sales	292,761	298,740	576,446	588,974
Gross profit	79,844	68,629	151,555	139,018
Operating expenses:
Selling and distribution	28,517	28,948	54,298	57,612
General and administrative	19,863	15,760	35,636	31,002
Other operating expense, net	183	928	425	11,850
Amortization expense	3,321	3,528	6,579	7,015
Total operating expenses	51,884	49,164	96,938	107,479
Operating income	27,960	19,465	54,617	31,539
Other (income) expense:
Interest expense	4,839	7,561	9,337	15,292
Interest income	(18)	(87)	(18)	(107)
(Gain) Loss on currency exchange	(3,864)	(5)	(1,804)	1,855
Other, net	(1,153)	113	(1,265)	(181)
Total other (income) expense	(196)	7,582	6,250	16,859
Income before income taxes	28,156	11,883	48,367	14,680
Income taxes	9,731	3,591	17,210	4,327
Net income	$18,425	$8,292	$31,157	$10,353

Weighted average common shares:
Basic	31,616	31,209	31,586	31,207
Diluted	31,752	31,341	32,052	31,325

Net earnings per common share:
Basic	$0.58	$0.27	$0.99	$0.33
Diluted	$0.58	$0.26	$0.97	$0.33

Supplemental Information:
Depreciation and Amortization	$11,529	$11,959	$22,977	$23,932
Expense under FAS123R, before tax	$3,159	$2,600	$6,059	$5,381

Segment Information:
North American Retail Grocery
Net Sales	$235,853	$222,880	$466,535	$442,520
Direct Operating Income	$35,928	$25,053	$70,233	$50,545
Direct Operating Income Percent	15.2%	11.2%	15.1%	11.4%

Food Away From Home
Net Sales	$75,029	$76,641	$141,782	$147,567
Direct Operating Income	$8,097	$8,567	$15,103	$16,135
Direct Operating Income Percent	10.8%	11.2%	10.7%	10.9%

Industrial and Export
Net Sales	$61,723	$67,848	$119,684	$137,905
Direct Operating Income	$9,930	$6,810	$16,610	$16,413
Direct Operating Income Percent	16.1%	10.0%	13.9%	11.9%

The following table reconciles our net income to adjusted EBITDA for the three and six months ended June 30, 2009 and 2008:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net income as reported	$18,425	$8,292	$31,157	$10,353
Interest expense	4,839	7,561	9,337	15,292
Interest income	(18)	(87)	(18)	(107)
Income taxes	9,731	3,591	17,210	4,327
Depreciation and amortization	11,529	11,959	22,977	23,932
Stock option expense	3,159	2,600	6,059	5,381
(Gain)/loss on intercompany note translation and other	(3,069)	108	(2,337)	1,649
Mark to market adjustment on interest rate Swap	(1,178)	-	(1,206)	-
Acquisition integration and accounting adjustments	-	191	-	274
Net plant shut-down costs	386	928	666	11,364

Adjusted EBITDA	$43,804	$35,143	$83,845	$72,465